Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Results For Fourth Quarter and Full Year 2011

Achieves Fourth Quarter Net Sales Growth of 12.7% Versus the Same Period Last Year and
Above Expected Bottom Line Performance With Loss Per Common Share of $(0.06), or $(0.01) When Adjusting For the Net Costs Associated With the Refinancing

Delivers Full Year Net Sales Growth of 3.1% Versus a Year Ago and Full Year Loss Per Common Share At the Favorable End of the Guidance Range of $(0.09), or $(0.04) When Adjusting For the Net Costs Associated With the Refinancing

Reiterates 2012 Guidance as Company's Point-of-Sale Results Continue to Out Pace the Masstige Category During the Last 12 Weeks

AZUSA, CA (March 6, 2012) - Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three and twelve months ended December 31, 2011.

Results for the Fourth Quarter of 2011

Net sales for the fourth quarter of 2011 were $23.1 million versus $20.5 million in the fourth quarter of 2010, an increase of 12.7%. The net sales growth was driven by an increase in the gross sales of color cosmetics, further expansion of the skin care line and a reduction to the returns provision.

The Company also noted that its products achieved 12% point-of-sale growth over the last twelve weeks versus the prior year period, whereas the overall masstige color cosmetics category only grew 2%, both per AC Nielsen food, drug and mass dollar sales data for the 12 weeks ended December 24, 2011. This made Physicians Formula the fastest-growing masstige color cosmetics brand in dollar sales among the major five brands in food, drug and mass over the last twelve weeks of the year.

Gross margin for the fourth quarter of 2011 improved to 43.3% of net sales versus 38.5% in the prior year period. The Company noted that the improvement in gross margin was primarily driven by positive product mix and lower usage of air freight to bring in raw materials and components.

Selling, general and administrative (“SG&A”) expenses were $10.0 million for the fourth quarter of 2011 versus $9.2 million for the prior year period, with the increase principally related to the planned increase in brand marketing expense.

On November 10, 2011, the Company completed the refinancing of $8.9 million of subordinated debt held by Mill Road Capital, L.P. with a $4.0 million term loan from Wells Fargo and $4.9 million from its existing line of credit. This resulted in a net impact of $(0.05) per common share, net of tax.

When adjusting for the net impact associated with the refinancing noted above, the net loss for the fourth quarter of 2011 was $(0.01) per common share, compared to net loss of $(0.07) per common share for the fourth quarter of 2010.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) for the fourth quarter of 2011, calculated in accordance with Company's senior credit agreement, was $3.2 million, which is $0.9 million higher than the $2.3 million of Adjusted EBITDA in the fourth quarter of 2010. The increase was driven by the improved gross margin. Adjusted EBITDA is reconciled to net (loss) income in the financial tables at the end of this press release.

Results for the Full Year 2011

Net sales for the full year 2011 were $80.9 million versus $78.5 million for 2010, an increase of 3.1%. The net sales growth was driven by an increase in gross sales of color cosmetics, launch of the skin care line and a reduction to the returns provision.

The Company also stated that its products achieved 9% point-of-sale growth for the fifty-two weeks ended December 24, 2011 versus the prior year period, whereas the overall masstige color cosmetics category only grew 3%, both per AC Nielsen food, drug and mass dollar sales data. During the same time period, Physicians Formula was the fastest-growing masstige color cosmetics brand in dollar sales among the major five brands in food, drug and mass.

Ingrid Jackel, Chairwoman and CEO stated, “We are pleased with the execution and results of our 2011 brand investment strategy. The carefully planned spending allowed us to successfully build upon our existing brand awareness and expand our market share of the masstige category. For the year, we were the brand with the greatest increase in dollar market share among the top five brands.”

Gross margin for 2011 improved to 47.2% of net sales versus 45.4% in the prior year period primarily driven by favorable product mix, lower usage of air freight to bring in raw materials and components, and positive manufacturing variances.

SG&A expenses were $37.1 million in 2011 versus $33.4 million in 2010, an increase primarily related to the planned increase in brand marketing expenses, which represented approximately $0.39 of earnings per diluted common share, net of tax.

The completed refinancing that occurred in the fourth quarter of 2011 resulted in a net impact of $(0.05) per common share, net of tax.

The net loss for 2011 was $(1.2) million, which is $(0.09) per common share, or $(0.04) per common share when adjusting for the costs associated with the refinancing, compared to net income of $0.6 million, or $0.04 per diluted common share for 2010.

Adjusted EBITDA for 2011 was $8.8 million, which is $2.4 million lower than the $11.2 million of Adjusted EBITDA for 2010. The primary drivers of the decrease in Adjusted EBITDA were the same as those impacting the loss in earnings. Adjusted EBITDA is reconciled to net (loss) income in the financial tables at the end of this press release.

Ms. Jackel commented, “We are pleased with our fourth quarter and 2011 full year results including top line growth in the low single digits, improved gross margins through product cost controls and the stabilization of SG&A excluding the planned marketing investments. Additionally, we produced EPS at the favorable end of our guidance range, at $(0.04) per common share, excluding the impact of the refinancing. We plan to capitalize on our market share gains, continued POS momentum and new product success in 2012.”

Liquidity Considerations

Net cash provided by operating activities for the fourth quarter and full year 2011 was $0.5 million and $5.2 million, respectively. As of December 31, 2011, net debt was $8.6 million, which was comprised of $4.7 million of line of credit borrowings and $3.9 million of long-term debt. There was minimal cash and cash equivalents on hand at the end of 2011.

During the fourth quarter and full year 2010, net cash provided from operating activities was $1.4 million and $6.1 million, respectively. As of December 31, 2010, total net debt was $8.8 million, which was comprised of $1.4 million of line of credit borrowings and $7.5 million of subordinated long-term debt, net of $0.1 million of cash and cash equivalents.

As of December 31, 2011, the availability on the line of credit was $10.5 million. The Company also noted that it was in compliance with all of its financial covenants at the end of the fourth quarter.

Outlook

Ms. Jackel continued, “We're off to a good start for 2012 and we expect continued sales growth and a return to profitability. We look forward to leveraging our brand investments, consumer loyalty, and continued cost savings to drive increased shareholder value in the coming year.”

As announced in a press release issued on January 12, 2012, the Company expects to achieve the following results for the full year 2012:

•
Driven by expected increased productivity of the Company's color cosmetics products, as well as the expansion of its new skin care platform to several new retailers in 2012, net sales are anticipated to grow between 7% and 10% for full year 2012 versus 3% for full year 2011.

•
Including the impact of higher investment spending on the skin care roll out, the Company expects its earnings per diluted common share to be between $0.07 and $0.15 for full year 2012 versus $(0.04) per common share for full year 2011 when adjusted for costs associated with the refinancing.

•	Adjusted EBITDA is expected to be between $10 million and $12 million for full year 2012 versus $8.8 million for full year 2011.

•	Net cash from operating activities is expected to be between $8 million and $11 million for full year 2012 versus $5.2 million for full year 2011.

Conference Call

The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, March 6, 2012. Participants may access the call by dialing (877) 407-3982 (domestic) or (201) 493-6780 (international). In addition, the call will be webcast via the Company's Web site at www.physiciansformula.com, Investor Relations, where it will also be archived for two weeks. A telephone replay will be available through Tuesday, March 20, 2012. To access the replay, please dial (877) 870-5176 (domestic) or (858) 384-5517 (international), conference # 388915.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or "masstige," market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in over 25,000 stores including those operated by Wal-Mart, Target, CVS and Rite Aid.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management's expectations regarding the Company's refinancing, strategy, liquidity, financial performance and outlook. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: our dependence on a limited number of retailer customers, the loss of any of our retailer customers, fluctuations in buying decisions of our retailer customers, changes in general economic or market conditions, our ability to comply with covenants in our new senior credit agreement, our ability to repay or refinance borrowings under the senior credit agreement, the competitive environment in our industry, the demand for our products, loss of any of our key employees, our ability to expand our product offerings, our ability to expand through new and existing distribution channels, our ability to manage our growth and sustain profitability, our ability to protect our intellectual property, our cash needs and financial performance, variations in product quality or delays in order fulfillment, our operations and our ability to achieve cost savings, our dependence on third party suppliers, increases in minimum wages, catastrophic losses or other disruptions at any of our facilities, the effect of regulatory and technological changes, risks associated with doing business outside of the U.S.; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
NET SALES	$23,061	$20,461	$80,937	$78,523
COST OF SALES	13,082	12,578	42,713	42,904
GROSS PROFIT	9,979	7,883	38,224	35,619
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	9,992	9,186	37,142	33,359
(LOSS) INCOME FROM OPERATIONS	(13)	(1,303)	1,082	2,260
INTEREST EXPENSE, NET	355	590	2,187	2,440
LOSS ON DEBT RESTRUCTURING	1,303	—	1,303	—
OTHER (INCOME) EXPENSE	(22)	(22)	8	(35)
LOSS BEFORE BENEFIT FOR INCOME TAXES	(1,649)	(1,871)	(2,416)	(145)
BENEFIT FOR INCOME TAXES	(866)	(963)	(1,219)	(703)
NET (LOSS) INCOME	$(783)	$(908)	$(1,197)	$558

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(0.06)	$(0.07)	$(0.09)	$0.04
Diluted	$(0.06)	$(0.07)	$(0.09)	$0.04

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	13,607,661	13,589,668	13,598,545	13,589,668
Diluted	13,607,661	13,589,668	13,598,545	14,478,641

PHYSICIANS FORMULA HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3	$110
Accounts receivable, net	25,758	24,394
Inventories	25,223	23,305
Prepaid expenses and other current assets	1,940	2,234
Income taxes receivable	437	294
Deferred tax assets, net	8,677	7,649
Total current assets	62,038	57,986

PROPERTY AND EQUIPMENT, NET	2,597	3,056
OTHER ASSETS, NET	5,357	5,480
INTANGIBLE ASSETS, NET	30,486	32,251
TOTAL ASSETS	$100,478	$98,773

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,445	$9,061
Accrued expenses	3,739	2,834
Trade allowances	7,457	6,293
Sales returns reserve	10,941	10,700
Income taxes payable	—	535
Line of credit borrowings	4,690	1,406
Current portion of long-term debt	1,000	—
Total current liabilities	38,272	30,829

DEFERRED TAX LIABILITIES, NET	8,155	8,738
LONG-TERM DEBT	2,917	—
RELATED PARTY LONG-TERM DEBT	—	7,525
OTHER LONG-TERM LIABILITIES	272	503
Total liabilities	49,616	47,595

STOCKHOLDERS' EQUITY:
Series A preferred stock	—	—
Common stock	136	136
Additional paid-in capital	62,811	61,930
Accumulated deficit	(12,085)	(10,888)
Total stockholders' equity	50,862	51,178
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$100,478	$98,773

PHYSICIANS FORMULA HOLDINGS, INC.
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
(Unaudited)
(In thousands)

Pursuant to our credit agreement, Adjusted EBITDA is defined as net (loss) income before depreciation, amortization, interest expense, income taxes, goodwill and intangible asset impairment charges, stock-based compensation and non-cash inventory obsolescence charges.

Adjusted EBITDA is a financial measure not computed in accordance with United States generally accepted accounting principles, or GAAP. The Company believes that this non-GAAP measure, when presented in conjunction with comparable GAAP measures, is useful to both management and investors in analyzing the Company's ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company's financial results in the way that management views financial results. Management believes Adjusted EBITDA is useful as a supplemental measure of the Company's financial results because it removes costs not related to the Company's operating performance. Management believes that Adjusted EBITDA should be considered in addition to, but not as a substitute for items presented in accordance with GAAP that are presented in this press release. With the exception of net interest expense, the benefit for income taxes and loss on debt restructuring, the reconciling items are components within cost of sales and selling, general and administrative expenses on the Company's accompanying consolidated statements of operations.

A reconciliation of net (loss) income to EBITDA and Adjusted EBITDA follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net (loss) income	$(783)	$(908)	$(1,197)	$558
Plus:
Depreciation and amortization	1,253	1,132	4,965	4,475
Interest expense, net	355	590	2,187	2,440
Benefit for income taxes	(866)	(963)	(1,219)	(703)
EBITDA	(41)	(149)	4,736	6,770
Stock-based compensation	220	313	816	1,240
Non-cash inventory obsolescence charges	1,702	2,123	1,986	3,218
Loss on debt restructuring	1,303	—	1,303	—
Adjusted EBITDA	$3,184	$2,287	$8,841	$11,228

(FACE/F)

Contact:    Anne Rakunas
ICR, Inc.
(310) 954-1113